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                                                                   EXHIBIT 10.11


                        E-CENTIVES MARKETPLACE AGREEMENT

This MARKETPLACE AGREEMENT, including the Attachments hereto (the "Agreement"), is made June 27, 2001, by and between e-centives, Inc. ("e-centives"), a Delaware corporation with principal offices at 6901 Rockledge Drive, Seventh Floor, Bethesda, MD 20817 and Vizzavi Europe Limited ("Vizzavi"), an English company with principal offices at Shell Mex House, 80 Strand, London WC2R 0RJ, United Kingdom.

                                    RECITALS

e-centives utilizes its technology to provide Internet and mobile telephony commerce and merchandising services, and Vizzavi desires to retain e-centives to provide such services for Vizzavi's web sites in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, e-centives and Vizzavi agree as follows:

                                  GROUP BENEFIT

e-centives acknowledges that all rights granted to Vizzavi hereunder are for the benefit of Vizzavi and for the additional purpose of conferring the same benefit on any Vizzavi Group members. e-centives acknowledges that the rights of Vizzavi and the obligations of e-centives under this Agreement are also respectively rights of and obligations owed to any Vizzavi Group member and that any loss, damage, cost or liability incurred by any Vizzavi Group member shall also be and shall be deemed to have been incurred by Vizzavi which may institute and maintain legal or other proceedings in its own name against e-centives for compensation, damages and all other remedies of whatsoever nature in respect thereof in all respects as if Vizzavi had incurred the same, subject to any applicable limitations contained in this Agreement. Vizzavi and e-centives may by agreement amend this Agreement without obtaining the consent of the Vizzavi's Group, notwithstanding that any such amendment may vary any rights or benefits conferred on the Vizzavi's Group.

                                    AGREEMENT

In consideration of the foregoing and the mutual promises contained herein the parties agree as follows:

1.       DEFINITIONS.


         1.1      "CATEGORY" means the category(s) defined in Attachment B.

         1.2 "CONTENT" means any content provided by Vizzavi, including any advertisement to be displayed on the Marketplace or other content provided by Vizzavi pursuant to this Agreement, and delivered in electronic form by Vizzavi to e-centives for use in the Marketplace.

         1.3 "CONTROL PANEL" means the tool used by Vizzavi to customize the configuration of certain features in the e-centives Commerce Engine.


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         1.4      "DATA" means any information provided by e-centives pursuant to this Agreement, including, but not limited to, any Merchant product and price information. This does not include information generated through Vizzavi's internal information processing systems.

         1.5 "EARLY RELEASE DATE" means with respect to each country the date specified as such in the Roll Out Plan.

         1.6 "EARLY RELEASE LAUNCH" means that a Marketplace meets the functional description set out in Attachment B, and is ready for Soft Launch save that notwithstanding e-centives' compliance with its obligations under this Agreement there are insufficient fully integrated Merchants to meet the Merchant recruitment criteria for Soft Launch.

         1.7 "E-CENTIVES COMMERCE ENGINE" means the version of e-centives' proprietary Internet and mobile telephony commerce and merchandising services located on e-centives' servers. The e-centives Commerce Engine shall include the following functionalities:

                  1.7.1 "DEFINITIVE TAXONOMY" means e-centives' list of categories and the hierarchy of those categories. This may change from time to time, at e-centives' sole discretion, as the needs of the market evolve, save to the extent that there is a material impact upon the Categories.

                  1.7.2 "PRODUCT FINDER" means the product search component of the e-centives Commerce Engine that produces search results of merchants' product listings and information.

                  1.7.3 "PRODUCT MERCHANDISER" means the system that can display dynamic, targeted Featured Products through POPs, as defined below.

                  1.7.4 "MERCHANT BOOSTING" means (i), with respect to the Product Finder, the ability to increase the visibility of the product listings of specific Merchants by boosting such Merchants products to the top of the query result set (boosting only applies to products within the same relevance band (i.e., a Merchant's listing can be boosted only if that listing is of greater or equal relevance to another Merchant's listing)); or (ii), with respect to the Product Merchandiser, the ability to increase visibility of specific Merchants in POPs.

                  1.7.5 "MERCHANT SUPPRESSION" means the ability to filter specific Merchants from the Product Finder and Product Merchandiser databases.

         1.8 "E-CENTIVES NETWORK" means the searchable product information database, the contents of which e-centives maintains the right to control and modify in accordance with the terms of this Agreement.

         1.9      "EFFECTIVE DATE" means 26 June 2001.

         1.10 "FEATURED PRODUCT" means a product offer created for and displayed on the Marketplace, mCommerce Service or POPs.

         1.11 "HARD LAUNCH" means that the mCommerce Service meets the functional description set out in Attachment B, and that the Marketplace and, to the extent achieved by e-centives using its best efforts, the mCommerce Service, satisfies at least the following criteria:

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                  1.11.1   In United Kingdom: products from no less than two (2)
                           fully integrated Merchants in each of the fourteen
                           (14) Categories.

                  1.11.2 In France: products from no less than two (2) fully integrated Merchants in each of the fourteen (14) Categories.

                  1.11.3 In Germany: products from no less than two (2) fully integrated Merchants in each of the fourteen (14) Categories.

                  1.11.4 In Netherlands: products from no less than two (2) fully integrated Merchants in each of the fourteen
                           (14) Categories.

         1.12 "MARKETPLACE" means the set of world-wide-web pages hosted by e-centives through which Vizzavi Users shall be able to access the e-centives Commerce Engine.

         1.13 "mCOMMERCE SERVICE" means the WML interface hosted by e-centives through which Vizzavi Users may access the e-centives Commerce Engine. The mCommerce Service provides a reduced service with a subset of Categories and only displays product offers from Merchants as described in Attachment B, as may be amended from time to time by agreement between the parties.

         1.14 "MERCHANT" means any merchant who has entered into an e-centives Merchant Agreement with e-centives and is available to Vizzavi Users through the Marketplace and the mCommerce Service.

         1.15 "MERCHANT FEES" means revenue received by e-centives, from Merchants' Purchase Transaction Fees, Qualified Referrals fees, Omega Search fees or any other revenue model as agreed by and between e-centives and Merchants. Merchant Fees shall be reduced by any credits and allowances necessarily issued by e-centives to Merchants.

         1.16 "OMEGA SERVICES" means an interface to the e-centives Network to be used in conjunction with a Web search query that provides highly targeted product and product category search results.

         1.17 "POINTS OF PURCHASE" or "POPS" means all visual representations and any other direct link to Merchant sites served by e-centives in which certain products are featured in the Marketplace or throughout Vizzavi's site in areas and in a manner authorized by Vizzavi.

         1.18 "PURCHASE TRANSACTION FEES" means charges payable by Merchants to e-centives for each transaction conducted via the Marketplace, the mCommerce Service, or POPs.

         1.19 "QUALIFIED REFERRAL" means a Vizzavi User's click on any link to a Merchant through the Marketplace, mCommerce Service or POPs.

         1.20 "ROLL OUT PLAN" means the deployment of the Services set forth in Attachment B and in accordance with the time frames set forth in Attachment C.

         1.21 "SELLING SYSTEM" means the e-centives web-based proprietary system used to author and publish Featured Products on the Marketplace and POPs.

         1.22 "SERVICE LEVEL AGREEMENT" or "SLA" means the document attached hereto at Attachment E.


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         1.23     "SERVICE CREDITS" means the service credits specified in
                  Attachment E.

         1.24 "SERVICE LEVELS" means the service levels specified in Attachment E.

         1.25 "SERVICES" means the suite of software applications and services provided by e-centives pursuant to the terms of this Agreement in the countries specified in Attachment A, comprising each of the applications listed in Attachment B, and the training, support, merchant recruitment and other services provided by e-centives pursuant to Section 4.

         1.26 "SOFT LAUNCH" means that the Marketplace satisfies at least the following criteria:

                  1.26.1 In United Kingdom: products from no less than two (2) fully integrated Merchants in twelve (12) of the top fourteen (14) Categories.

                  1.26.2 In France: products from no less than two (2) fully integrated Merchants in four (4) of the top seven (7) Categories.

                  1.26.3 In Germany: products from no less than two (2) fully integrated Merchants in four (4) of the top seven (7) Categories.

                  1.26.4 In Holland: products from no less than two (2) fully integrated Merchants in three (3) of the top seven
                           (7) Categories.

         1.27 "TARGET LAUNCH DATE" means with respect to each country the date specified as such in the Roll Out Plan.

         1.28 "VIZZAVI GROUP" means the group comprising of Vizzavi Limited (proposed to be re-named Vizzavi Europe Group plc) and Vizzavi Europe Holdings B.V. (together "VIZZAVI PORTAL") and any subsidiaries of either Vizzavi Limited or Vizzavi Europe Holdings B.V. from time to time. The term "subsidiary" shall have the meaning given to such term in Section 736 of the Companies Act 1985 (as amended). Vizzavi Portal is an independently managed joint venture jointly owned by Vodafone European Portal Limited and VivendiNet UK Limited.

         1.29     "VIZZAVI USER" means an end user of Vizzavi.

         1.30 "VIZZAVI SITE" means website(s) owned and operated by or on behalf of Vizzavi providing access to the Marketplace and listed in Attachment A.

         1.31 "WORKING DAY" means 08.30 to 17.30 Monday to Friday UK time, excluding public holidays in England.

2.       THE SERVICES.


         2.1 FUNCTIONALITY. e-centives shall provide to Vizzavi the functionality set forth in this Agreement and Attachment B.

         2.2      IMPLEMENTATION.

                  2.2.1 e-centives shall configure and launch each Marketplace and mCommerce Service in accordance with the Roll Out Plan. Vizzavi shall provide access to key decision


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                           makers as reasonably required by e-centives to
                           configure and launch each Marketplace and mCommerce Service.

                  2.2.2 Once e-centives has in writing notified Vizzavi that (for Early Release Launch) the Marketplace and (for Hard Launch) the mCommerce Service has been successfully configured and is ready for Early Release Launch or Hard Launch (each a "Configuration Launch Deliverable"), Vizzavi shall with the reasonable assistance of e-centives promptly perform its own reasonable quality assurance testing to establish whether that Marketplace and (where applicable) mCommerce Service operates in all material respects with the functionality set forth in Attachment B ("Acceptance Testing") provided always that e-centives shall not notify Vizzavi pursuant to this Section 2.2.2 in relation to the Early Release Launch earlier than ten (10) working days prior to the Early Release Date. e-centives shall ensure that Vizzavi has at least ten (10) working days to perform Acceptance Testing prior to the Early Release Date for the Marketplace and the Hard Launch Target Launch Date for the mCommerce Service identified in the Roll Out Plan.

                  2.2.3 Once e-centives has in writing notified Vizzavi that the Marketplace and (where applicable) the mCommerce Service is ready for Soft Launch or Hard Launch (each a "Merchant Launch Deliverable" and together with the Configuration Launch Deliverables, the "Launch Deliverables"), Vizzavi shall with the reasonable assistance of e-centives promptly perform its own reasonable quality assurance testing to establish whether that Marketplace and (where applicable) mCommerce Service meets the criteria for Soft Launch or Hard Launch, as the case may be ("Merchant Verification Testing"). e-centives shall ensure that Vizzavi has at least five (5) working days to perform Merchant Verification Testing prior to the Target Launch Date identified in the Roll Out Plan for the Marketplace and (where applicable) the mCommerce Service.

                  2.2.4 Provided that the Launch Deliverable passes Acceptance Testing or Merchant Verification Testing (as applicable), Vizzavi shall in writing notify e-centives that it has accepted that Launch Deliverable ("Acceptance"). Upon Acceptance e-centives will make the production Marketplace URL and (for Hard Launch) the mCommerce Service URL (together with the Marketplace URL, the "URLs") available to Vizzavi. Without prejudice to any other rights of Vizzavi under this Agreement or otherwise, e-centives shall when required by Vizzavi make the URLs available to Vizzavi notwithstanding that a Launch Deliverable has failed Acceptance Testing, and Vizzavi reserves the right to implement that Launch Deliverable in such circumstances provided that if Vizzavi makes any Launch Deliverable available to Vizzavi Users then, notwithstanding that Vizzavi has not Accepted that Launch Deliverable, Vizzavi shall be deemed to have Accepted that Launch Deliverable pursuant to this Section 2.2.4.

                  2.2.5 If the Launch Deliverable shall fail Acceptance Testing or Merchant Verification Testing, Vizzavi shall notify e-centives in sufficient detail in writing of the grounds of such failure, and e-centives shall remedy such failure within sixty
                           (60) days of Vizzavi's notification of Acceptance Testing or Merchant Verification Testing failure.

         2.3 UPGRADES. During the Term of this Agreement, e-centives shall provide to Vizzavi, at no charge, any enhancements, features, or functionality for the applications comprising the

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                  Services that are generally available to all e-centives'
                  customers as soon as such enhancements, features, or functionality become commercially available as part of e-centives' standard product offering upgrades. During the Term of the Agreement, any such additional products, features or functionality that e-centives makes commercially available for additional fees shall be made available to Vizzavi upon most favored customer terms.

         2.4      ACCESS

                  2.4.1 Vizzavi will use its best efforts to install and prominently display links from the Vizzavi Site to the Marketplace (each a "Link"). Vizzavi will maintain the Vizzavi Site, promote the Marketplace, and encourage visitors to the Vizzavi Site to follow Links to the Marketplace on a continuing basis.

                  2.4.2 Subject to the terms and conditions of this Agreement, e-centives hereby grants Vizzavi the right to use the Data only for its own internal business purposes. Vizzavi may not use the Data for any other purpose and the Data shall be deemed Proprietary Information of e-centives (as defined herein).

                  2.4.3 Unless otherwise provided in this Agreement, Vizzavi and Vizzavi Users will be fully responsible for all the necessary hardware, software, connections to the Internet, and other items needed for accessing the e-centives Commerce Engine, and all costs associated therewith.


         2.5 GRANT OF LICENSE. e-centives hereby grants Vizzavi a worldwide, non-exclusive, non-sub-licensable, revocable license to use, without modification, the Services, exclusively for service through the Vizzavi Site (save that Vizzavi shall not actively promote the Services for broadband use during the first year of this Agreement and if during that period the parties become aware that broadband traffic through the Vizzavi Site is overwhelming e-centives' ability to provide the Services in accordance with this Agreement, the parties shall work together to agree a plan to resolve the problem.). This license shall expire upon the termination of this Agreement. Vizzavi may not modify, copy, distribute, reproduce, use or allow access to any component of the e-centives Commerce Engine except as explicitly permitted under this Agreement. All rights not expressly granted to Vizzavi are retained by e-centives or its licensors.

         2.6 CONTENT LICENSE. Vizzavi grants e-centives a worldwide, non-exclusive, royalty-free revocable license during the term of this Agreement to use, reproduce, electronically distribute, publicly display, and publicly perform the Content solely as strictly necessary to perform its obligations to Vizzavi pursuant to this Agreement. e-centives acknowledges that e-centives will not acquire any right, title or interest in or to the Content, except for the licenses provided herein. All rights not expressly granted to e-centives are retained by Vizzavi or its licensors.

         2.7 mCOMMERCE LICENSE. e-centives hereby grants Vizzavi a worldwide, non-exclusive, non-sub-licensable, revocable license to use, without modification, the Services, exclusively for mobile telephony service in the United Kingdom, France, the Netherlands and Germany.

         2.8 ON-LINE REPORTING. Vizzavi will have access to e-centives' on-line reporting system. The standard reports and contents thereof are set forth in Attachment B.

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         2.9      SERVICE LEVELS.

                  2.9.1. Throughout the Term, e-centives shall provide the Services at least at the Service Levels. e-centives shall provide any new services at mutually agreed-upon new service levels, if any, applicable to such new services.

                  2.9.2 If at any time after the Effective Date the Services are not supplied in accordance with the Service Levels, e-centives shall, without prejudice to Vizzavi's other rights and remedies solely for material loss:

                           2.9.2.1 credit Vizzavi with Service Credits as set forth in the SLA (which shall take effect as an adjustment to the charges payable by Vizzavi pursuant to Section 3);

                           2.9.2.2 arrange all additional resources necessary to perform the Services in accordance with the Service Levels as soon as possible and at no additional charge to Vizzavi; and

                           2.9.2.3 use all reasonable efforts to promptly remedy the cause of non-performance.

                          Vizzavi and e-centives both acknowledge and confirm that the Service Credits shall be regarded as an abatement of charges calculated as a reasonable estimate of the immaterial loss suffered by Vizzavi as a result of e-centives' failure to meet the Service Levels and shall not be regarded as onerous or a penalty.

         2.10 OMEGA SERVICES. e-centives shall as required by Vizzavi from time to time provide the Omega Services for the fees set forth on Attachment C, provided, however, that Vizzavi must first submit to e-centives all necessary information reasonably requested, including, but not limited to, its search logs to enable e-centives to map the Omega results. Vizzavi shall promote the Omega Services as set forth on Attachment A.


3.       PAYMENTS.

         3.1 LICENSE FEES. Vizzavi shall pay e-centives an annual License Fee as set forth on Attachment C for Vizzavi's use of the Services.


         3.2 MERCHANT FEES. Within six (6) working days after the close of each calendar month, e-centives will report in good faith to Vizzavi on an itemized basis those Merchant Fees arising during that calendar month that have been reported to e-centives.


         3.3 In relation to each Marketplace, e-centives shall after the first anniversary of the date that is the mid-point between the Soft Launch and the Hard Launch of that Marketplace be entitled to retain the percentage of Merchant Fees as set forth on Attachment C. In relation to Omega Services, e-centives shall immediately following the Soft Launch of that Marketplace be entitled to retain the percentage of Merchant Fees arising thereafter as set forth on Attachment C. Without prejudice to the foregoing, all Merchant Fees shall from the Effective Date be paid by e-centives to Vizzavi within sixty
                  (60) days of invoice from Vizzavi.


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         3.4      Unless otherwise expressly stated in this Agreement, all
                  payments under this Agreement shall be paid within thirty (30) days of receipt of a valid invoice relating thereto.


         3.5 Each party shall be responsible for and shall pay when due all sales, use and other taxes and similar charges based on or arising from payments made by such party under this Agreement, other than taxes based on the other party's income. Without prejudice to the parties other rights and remedies late payments will where not subject to bona fide dispute bear interest on a day to day basis (as well after as before any judgment) from the date or last date for payment thereof to the date of actual payment (both dates inclusive) at the rate of one percent (1%) above the base rate of National Westminster Bank plc from time to time in force.

4.       ADDITIONAL SERVICES.

         4.1 MERCHANT RECRUITMENT. e-centives shall ensure that each Marketplace and mCommerce Service at all times following Soft Launch, and thereafter following Hard Launch, (each referred to hereafter in this Section 4 as "LAUNCH") has at least the Category coverage required for Launch. e-centives shall use its best efforts to itself contract with on reasonable commercial terms and fully integrate (within 11 working days of the receipt of materially correctly formatted PML files) products from no less than eight (8) additional Merchants per country per quarter from Soft Launch in the United Kingdom, Germany and France and five (5) additional Merchants per quarter from Soft Launch in the Netherlands, and make them available for use on the Vizzavi Site. This obligation to recruit additional Merchants shall continue such that a minimum of seventy (70) Merchants with products available in each of the United Kingdom, Germany, and France is maintained, and forty (40) in the Netherlands. If the number of Merchants signed and integrated in any country in any quarter exceeds this minimum, such number shall be applied toward that country's future Merchant recruitment commitments. Without prejudice to such obligation upon e-centives, e-centives shall use its best efforts to recruit entities specified from time to time in good faith by Vizzavi provided that Vizzavi shall not be obliged to specify any such entities. Vizzavi's initial specifications for e-centives' Merchant recruitment as at the Effective Date are set out in Attachment F.

                  Without prejudice to the foregoing, the parties acknowledge that Vizzavi shall have the right to exclude any Merchant from any Marketplace or mCommerce Service wherever reasonable and such Merchant shall not be deemed to be a Merchant recruited by e-centives for the purposes of calculating e-centives attainment of the above targets.

                  Notwithstanding any provision of this Agreement and subject to the conditions in this Section, Vizzavi may negotiate on its own with any entity, including any existing Merchant, regarding terms for Vizzavi Users and fees due to Vizzavi for inclusion in the e-centives Network provided to Vizzavi hereunder. e-centives shall reflect these terms in its contractual arrangements with the Merchants, provided such terms do not have a materially detrimental effect upon e-centives' standard merchant terms as provided to Vizzavi from time to time. If so required by Vizzavi, e-centives shall not negotiate directly with any entity with respect to the Vizzavi Marketplace and mCommerce Service and if such requirement by Vizzavi significantly reduces available merchant prospects to e-centives, there shall be a reasonable reduction in the Merchant recruitment targets provided above as agreed in good faith between the parties at the relevant time.

         4.2 MERCHANT BOOSTING AND MERCHANT SUPPRESSION. With respect to Product Finder, Vizzavi may designate those Merchants it wishes to boost or suppress within the Product Finder search results under the following guidelines: Vizzavi shall provide e-centives with a list of the


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                  Merchants to be affected once a month on or before the last business day of each month. Vizzavi may designate additional merchants more frequently than once a month per country (twice per month per country during each of November and December) for the additional fees as set forth on Attachment C. e-centives shall provide the Services in accordance with Attachment B.

         4.3 POPS. With respect to Product Merchandiser, Vizzavi may designate those Merchants and/or Featured Products it wishes to boost in POPs. e-centives shall provide the Services in accordance with Attachment B.

         4.4 TRAINING. e-centives shall provide to Vizzavi the training services set forth in Attachment B.

         4.5 SUPPORT, MAINTENANCE AND CUSTOMER CARE. e-centives shall provide to Vizzavi the support, maintenance and customer care services set forth in Attachment B in accordance with Attachment E.

5.       WARRANTIES AND DISCLAIMERS.

         5.1 VIZZAVI WARRANTIES. Vizzavi warrants that: (i) it has full power and authority to enter into and is able to fulfill its obligations under this Agreement; (ii) it will use all commercially reasonable efforts to facilitate e-centives' fulfillment of its obligations under this Agreement; and (iii) it will seek all necessary governmental approvals required to effectuate this Agreement. Without limiting the generality of the foregoing, Vizzavi warrants to e-centives that it has the right to provide e-centives with the Content and that such Content will not violate any applicable laws or regulations, including without limitation, copyright, trademark, obscenity, privacy and defamation laws.

         5.2 E-CENTIVES WARRANTIES. e-centives warrants that (i) it has full power and authority to enter into and is able to fulfill its obligations under this Agreement; (ii) in providing written notification pursuant to Section 10.8.1 it is fully satisfied that Vizzavi is able to fulfill its financial obligations under this Agreement; (iii) that it shall perform the Services in accordance with all applicable laws or regulations; (iv) that it shall provide the Services with reasonable skill and care; (v) that the content and materials of the Services, including without limitation the Marketplace and excluding the Content, will not violate any applicable laws or regulations, including without limitation, copyright, trademark, obscenity, privacy and defamation laws; and (vi) that the Services will comply in all material respects with the functional specifications set out in Attachment B. e-centives does not warrant that the e-centives Commerce Engine will meet all of Vizzavi's requirements or that performance of the e-centives Commerce Engine will be uninterrupted or error-free.

         5.3 FINANCIAL OBLIGATIONS WARRANTY. Each party warrants that it will not take any willful or intentional steps or measures to avoid its financial obligations as set forth in this Agreement.

         5.4 THE WARRANTIES SET OUT IN THIS SECTION 5 ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, AND NONINFRINGEMENT.


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6.       INDEMNIFICATION

         6.1 VIZZAVI INDEMNITY. Vizzavi shall defend and/or settle, and hold e-centives harmless against any losses, costs, damages or expenses (including reasonable legal fees on a solicitor and client basis) actually incurred arising in connection with (i) the services provided by Vizzavi through the Vizzavi Site or representations, claims or statements pertaining thereto; and
                  (ii) which, if true, would constitute a breach of any warranty made by Vizzavi under Section 5.1, 5.3 or 8, provided, that e-centives promptly notifies Vizzavi in writing of any such claim and promptly tenders the sole control of the defense and settlement of any such claim to Vizzavi at Vizzavi's expense and with Vizzavi's choice of counsel. e-centives shall cooperate with Vizzavi, at Vizzavi's expense, in defending or settling such claim. Vizzavi shall not reimburse e-centives for any expenses incurred by e-centives without the prior written approval of Vizzavi, which shall not be unreasonably withheld or delayed.

         6.2 E-CENTIVES INDEMNITY. e-centives shall defend and/or settle, and hold Vizzavi harmless against any losses, costs, damages or expenses (including reasonable legal fees on a solicitor and client basis) arising in connection with (i) any breach of any warranty made by e-centives under Section 5.2 or 5.3; (ii) any act or omission by e-centives beyond the limited right of use granted by Vizzavi pursuant to Section 8; or (iii) any third party claim brought against Vizzavi alleging any part of the Services infringes the rights of any third party; provided that Vizzavi promptly notifies e-centives in writing of any such claim and promptly tenders the sole control of the defense and settlement of any such claim to e-centives at e-centives' expense and with e-centives' choice of counsel. Vizzavi shall cooperate with e-centives, at e-centives' expense, in defending or settling such claim and Vizzavi may join in defense with counsel of its choice at its own expense. e-centives shall not reimburse Vizzavi for any expenses incurred by Vizzavi without the prior written approval of e-centives, which shall not be unreasonably withheld or delayed.

7.       PROPRIETARY RIGHTS.


         7.1 Vizzavi acknowledges that, as between the parties, e-centives retains all right, title, and interest in and to the e-centives Commerce Engine and all components thereof, including but not limited to the Marketplace (except Content), the Data, the Selling System, the Control Panel, the Activity Information, the mCommerce Service and Omega Services.

         7.2 Nothing in this Agreement shall give Vizzavi any right or license to (except pursuant to Sections 2.4.2, 2.5 and 2.7) use, reproduce, display or distribute (electronically or otherwise) the e-centives Commerce Engine and all components thereof, including but not limited to the Selling System, on-line Reporting System and the Control Panel. Vizzavi shall not decompile or reverse engineer anything e-centives provides to Vizzavi hereunder or in any way attempt to derive source code therefrom.

         7.3 e-centives reserves the right to reasonably display e-centives and/or third party copyright notices, trademarks, logos, slogans and other identifiers and notices on the Marketplace, the mCommerce Service, the on-line Reporting System, the Selling System and the Control Panel.

8. LOGOS. VIZZAVI HEREBY GRANTS E-CENTIVES THE RIGHT TO USE ANY VIZZAVI TRADEMARKS AND LOGOS AS STRICTLY NECESSARY TO PERFORM THE

         SERVICES IN ACCORDANCE WITH THIS AGREEMENT. E-CENTIVES SHALL ONLY OTHERWISE USE VIZZAVI'S TRADEMARKS AND LOGOS WITH THE PRIOR WRITTEN APPROVAL OF VIZZAVI. USE OF THE VIZZAVI TRADEMARKS HEREUNDER AND ANY ASSOCIATED GOODWILL SHALL INURE SOLELY TO VIZZAVI. VIZZAVI HEREBY WARRANTS TO E-CENTIVES THAT E-CENTIVES' USE OF SUCH TRADEMARKS AND LOGOS PURSUANT TO THIS SECTION 8 WILL NOT INFRINGE ANY THIRD PARTY'S RIGHTS.


9. E-CENTIVES COMMERCE ENGINE ACTIVITY INFORMATION. e-centives shall provide Vizzavi with aggregate data pertaining to Vizzavi Users' access to the Marketplace, including such data as date and time of visit, pages viewed, and time spent at the Marketplace ("Activity Information") collected by e-centives during the term of this Agreement in accordance with requirements set out in Attachment B. Vizzavi may use and disclose such information, in aggregate form only, for any purpose. Vizzavi may use such information in non-aggregate form only for its internal business purposes.

10.      TERM AND TERMINATION OF AGREEMENT.

         10.1 Unless terminated earlier as provided below, this Agreement shall have an initial term extending from the Effective Date for a period of two (2) years (the "Initial Term"), with an automatic extension to the third anniversary of the Hard Launch of the final Marketplace identified in Attachment C (collectively, the "Term"). To the extent that the Term in respect of any Marketplace is greater than three (3) years following Hard Launch, Vizzavi shall pay to e-centives fees as set forth in Attachment C pro-rated for the period that such Term exceeds three (3) years.

         10.2 Either party may terminate this Agreement (i) on notice if the other party breaches any of its material obligations hereunder and in the case of remediable breach fails to cure such breach within thirty (30) days of written notice thereof; or (ii) if the other party shall become insolvent (except for the purposes of corporate restructuring or amalgamation) under applicable laws.

         10.3 Vizzavi may on no less than ninety (90) days' written notice to e-centives, to expire no earlier than the expiry of the Initial Term, terminate this Agreement for convenience with effect from (i) any date following expiry of the Initial Term; or (ii) in respect of each Marketplace and mCommerce Service, the second anniversary of the Hard Launch of each such Marketplace and mCommerce Service.

         10.4 Without prejudice to Section 10.3, Vizzavi may terminate this Agreement for convenience at any time upon written notice to e-centives provided that if such termination shall take effect:

                  10.4.1 during the Initial Term, Vizzavi shall pay to e-centives a sum equal to the difference between the License Fees already paid by Vizzavi and the License Fees payable for the period up to the expiry of the Initial Term; or

                  10.4.2 after the expiry of the Initial Term, Vizzavi shall pay to e-centives a sum equal to the License Fees payable for the period of up to ninety (90) days immediately following service of notice by Vizzavi (such figure to be determined by reference to the period of notice actually given by Vizzavi), in lieu of ninety (90) days' notice of termination by Vizzavi.

         10.5 Vizzavi may at any time by notice in writing terminate this Agreement as from the date of service of such notice if e-centives agrees a change of control, as defined by Section 416 of the Income and Corporation Taxes Act 1988, in e-centives such that e-centives will be controlled by a competitor of Vizzavi. Vizzavi shall only be permitted to exercise its rights pursuant to this Section 10.5 for six (6) months after any such change of control occurs and shall not be permitted to exercise such rights where Vizzavi has agreed in advance in writing to the particular change of control and such change of control takes place as proposed. e-centives shall provide to Vizzavi reasonable notice prior to any change of control taking place.

         10.6     In the event of termination of this Agreement for any reason:
                  (i) unless otherwise expressly stated to the contrary in this Agreement, e-centives shall reimburse to Vizzavi any advance payments made by Vizzavi in respect of any period(s) following termination; (ii) all license rights granted under this Agreement shall terminate; (iii) each party shall immediately pay to the other party all amounts due and outstanding as of the date of such termination; (iv) e-centives shall provide such transition assistance as may be required by Vizzavi and may charge Vizzavi at its then standard rates; and (v) each party shall return to the other party, or destroy and certify the destruction of, all Proprietary Information of the other party.

         10.7     Sections 1, 5, 6, 7, 10.7, 11, 12, 13 and 14 will survive any termination or expiration of this Agreement. Termination of this Agreement shall be without prejudice to the accrued rights of either party.

         10.8.    Condition Precedent

                  10.8.1 The parties' rights and obligations under this Agreement other than with regard to Section 12 (Confidentiality), are conditional upon:

                           10.8.1.1 e-centives within seven (7) days of the
                                    Effective Date notifying Vizzavi in writing that e-centives is satisfied that Vizzavi is able to meet its financial obligations herein; and

                           10.8.1.2 the Consulting Services Agreement of even
                                    date herewith between the parties hereto becoming unconditional pursuant to Section
                                    4.1.1 thereof.

                  10.8.2 Vizzavi shall make reasonably sufficient information available to e-centives to facilitate this Agreement becoming unconditional pursuant to Section 10.8.1.

11. LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT WILL THE TOTAL LIABILITY OF EITHER PARTY ARISING OUT OF THIS AGREEMENT EXCEED THE AMOUNT PAYABLE TO E-CENTIVES BY VIZZAVI UNDER THIS AGREEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY SHALL BE LIABLE FOR ANY LOST PROFITS OR REVENUES, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST DATA, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, INCLUDING BUT NOT LIMITED TO CONTRACT, TORT, PRODUCTS LIABILITY, STRICT LIABILITY AND NEGLIGENCE, AND WHETHER OR NOT IT WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF

         ANY LIMITED REMEDY. THIS SECTION 11 SHALL NOT APPLY TO (I) THE INDEMNITIES SET OUT IN SECTION 6; (II) TO THE LIABILITY OF EITHER PARTY ARISING IN CONNECTION WITH SECTION 12; (III) TO EITHER PARTY'S LIABILITY FOR DEATH OR PERSONAL INJURY ARISING FROM NEGLIGENCE; OR (IV) TO EITHER PARTY'S LIABILITY FOR FRAUDULENT MISREPRESENTATION.

12. CONFIDENTIALITY. Each party, including its agents, directors, officers, partners, employees, and representatives, agrees that all code, inventions, algorithms, know-how and ideas and all other business, technical and financial information they obtain from the other are the confidential property of the disclosing party ("PROPRIETARY INFORMATION" of the disclosing party). Except as expressly and unambiguously allowed herein, the receiving party will hold in confidence and not use or disclose any Proprietary Information of the disclosing party. The receiving party shall not be obligated under this
         Section 12 with respect to information the receiving party can document: (i) is or has become readily publicly available without restriction through no fault of the receiving party or its employees or agents; or (ii) is received without restriction from a third party lawfully in possession of such information and lawfully empowered to disclose such information; (iii) is rightfully in the possession of the receiving party without restriction prior to its disclosure by the other party; or (iv) is independently developed by the receiving party without use of the disclosing party's Proprietary Information. The receiving party may make disclosures required by law, regulation or court or regulatory order provided the receiving party uses reasonable efforts to limit disclosure and to obtain confidential treatment. The parties acknowledge that breach of this Section 12 by the receiving party shall cause the disclosing party irreparable harm and therefore, without prejudice to any other remedies, the disclosing party shall be entitled to equitable or injunctive relief as a remedy for such breach.

13.      AUDIT.

         13.1 Vizzavi's reputable third-party independent auditing firm shall be entitled to inspect and audit e-centives' books of account, invoices, and all supporting documentation relating to e-centives' business with Vizzavi in connection with the Services (the "Records") once every six (6) months during the Term and for twelve (12) months afterwards on not less than ten (10) working days written notice at any time during normal business hours.

         13.2 Should any such audit or inspection of the Records reveal that Vizzavi has been overcharged or underpaid, e-centives shall reimburse or pay, as the case may be, to Vizzavi the amount of the overcharge or underpayment within fourteen (14) days of receipt of notice.

         13.3 Should the audit reveal that Vizzavi has been overcharged or underpaid by five percent (5%) or more during the period covered by the audit, e-centives shall reimburse Vizzavi for the reasonable costs of the audit.

         13.4 e-centives will afford to Vizzavi all reasonable assistance and subject to Section 13.3 at Vizzavi's expense in the carrying out of such audit, whilst Vizzavi and its auditor will ensure that any information obtained in the course of the audit concerning e-centives' business is kept in the strictest confidence and not used for any purpose other than the proper conduct of the audit.

14       GENERAL.

         14.1 For all purposes of this Agreement each party shall be and act as an independent contractor and not as partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract.

         14.2 Each party shall be excused from delay or failure in performance caused by anything beyond such party's reasonable control, including, without limitation, acts of God, government action, compliance with laws, regulations, network failures, error in the coding of electronic files, or software limitations (where not provided pursuant to this Agreement), or inability to obtain telecommunications services.

         14.3 All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, when sent by confirmed fax, or five (5) days after being sent by prepaid, certified or registered mail to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other by written notice.

         14.4 Neither party shall have any right or ability to assign, transfer, or sublicense any obligations or benefit under this Agreement without the written consent of the other, which shall not be unreasonably withheld or delayed, and any such attempt shall be void.

         14.5 The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

         14.6 This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom (unless made fraudulently). No changes, modifications, or waivers ("Changes") are to be made to this Agreement unless evidenced in writing and signed for and on behalf of both parties. All documents comprising Changes must be appended to this Agreement.

         14.7 In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

         14.8 This Agreement shall be governed by and construed in accordance with the laws of England and Wales and the parties submit to the non-exclusive jurisdiction of the English courts.

         14.9 Subject to the rights granted to the Vizzavi Group hereunder, a person who is not party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any of the terms of this Agreement.

         14.10 Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

         14.11 In the event of any inconsistency between the terms and conditions of this Agreement and the Attachments, the terms and conditions shall prevail, but only to the extent of the inconsistency.


IN WITNESS WHEREOF, the parties hereto have authority to execute this Agreement as of the date first above written.

VIZZAVI EUROPE LIMITED                      E-CENTIVES, INC.

Signature: /s/ EVAN NEWMARK                 Signature: /s/ KAMRAN AMJADI
           -----------------------                     ------------------------
Name:      Evan Newmark                     Name:      Kamran Amjadi
Title:     Chief Executive Officer          Title:     Chief Executive Officer
Date:      July 2, 2001                     Date:      June 27, 2001

                                  ATTACHMENT A

                        VIZZAVI WEBSITE(S) AND PROMOTION

The web sites located at http://www.vizzavi.co.uk/, http://www.vizzavi.nl/, http://www.vizzavi.fr/, http://www.vizzavi.de/ and such other successor or other web site(s) owned or operated by Vizzavi in the United Kingdom, France, the Netherlands and Germany.

Promotion of the Marketplace:

Throughout the Term of this Agreement, Vizzavi shall use commercially reasonable efforts to:

1. Promote the Marketplace by providing permanent navigational and other promotional links in prominent positions;

2. Use contextual POPs throughout other sections and pages of its web sites to promote specific products and general shopping services;

3. Develop a marketing programme to promote the Vizzavi shopping experience powered by e-centives; and

4.       Work with e-centives to develop a merchant recruitment programme.

Unless otherwise determined by Vizzavi in its reasonable commercial discretion, results from the Omega Services shall be visible above the fold on the first page of all Search results.

Vizzavi will use its best efforts to encourage local Vizzavi Group members to provide adequate office space and Internet and telephone access in their offices to e-centives' sales personnel for a limited period of time in preparation for Soft Launch as reasonably agreed between the parties.

                                  ATTACHMENT B

                        FUNCTIONALITY FOR THE MARKETPLACE

                                  ATTACHMENT C

                                      FEES


LICENSE FEE: FOUR NATION, THREE-YEAR PACKAGE: UNITED KINGDOM, FRANCE, HOLLAND AND GERMANY

                                                       o    $725,000 FOR ALL FOUR COUNTRIES FOR ONE YEAR OF SERVICES POST THE DATE
                                                            THAT IS THE MID-POINT BETWEEN THE SOFT LAUNCH AND THE HARD LAUNCH IN
                                                            EACH COUNTRY

                                                       o    DUE AND PAYABLE IN TWELVE EQUAL INSTALLMENTS OF $60,416.66, UPON THE
                                                            EARLY RELEASE LAUNCH, SOFT LAUNCH AND HARD LAUNCH FOR EACH COUNTRY

                                                       o    $112,500 FOR EACH COUNTRY FOR ONE YEAR OF SERVICES IN YEARS TWO AND
                                                            THREE FOLLOWING THE ANNIVERSARY OF THE DATE THAT IS THE MID-POINT
                                                            BETWEEN THE SOFT LAUNCH AND THE HARD LAUNCH FOR EACH COUNTRY, DUE AND
                                                            PAYABLE ON SUCH ANNIVERSARY DATE FOR EACH COUNTRY

VIZZAVI CUSTOMIZED GIF POPS DESIGN FEE:                $20,000 PER POP

ADDITIONAL MERCHANT BOOSTING/SUPPRESSION:              $5,000 PER ADDITIONAL IMPLEMENTED REQUEST FOR CHANGE TO CONFIGURATION

MERCHANT FEES:                                         TOTAL 20% REVENUE SHARE OF PURCHASE TRANSACTION FEES OR QUALIFIED REFERRAL
                                                       FEES TO E-CENTIVES

OMEGA SERVICES FEES:                                   TOTAL 50% REVENUE SHARE OF PURCHASE TRANSACTION FEES OR QUALIFIED REFERRAL
                                                       FEES DIRECTLY CONNECTED TO OMEGA SEARCHES TO E-CENTIVES

ADDITIONAL COUNTRIES:                                  AS REQUIRED BY VIZZAVI CAPPED AS PER SCHEDULE 1 TO THIS ATTACHMENT C.

ADDITIONAL PRODUCTS:                                   AS REQUIRED BY VIZZAVI CAPPED AS PER SCHEDULE 2 TO THIS ATTACHMENT C.

                             ROLL OUT OF MARKETPLACE

EARLY RELEASE DATES

United Kingdom:   15 August 2001;

France:           19 September 2001;

Holland:          11 September 2001;

Germany:          11 September 2001.


SOFT LAUNCH by or before:

         In United Kingdom: 55 working days from the Effective Date;

         In France: 130 working days from the Effective Date;

         In Holland: 85 working days from the Effective Date;

         In Germany: 85 working days from the Effective Date.

Each "Target Launch Dates"

HARD LAUNCH for each country is not later than 6 months after Target Launch Date for Soft Launch.

                                   SCHEDULE 1

The following caps are guaranteed only until December 31, 2001. The parties acknowledge that in all other respects the terms upon which any such services may be provided by e-centives to Vizzavi are subject to the prior written agreement of the parties. Vizzavi shall not be obliged to purchase services for any additional countries.

SPAIN:

First year:
         License Fee (ISF): $300,000
         Revenue Share (commissions and qualified referrals):
                  Omega: 50:50

Second and third years:
         License Fee (ISF): $200,000
         Revenue Share (commissions and qualified referrals):
                  Product Finder and Merchandiser: 70:30
                  I.E., 70% to Vizzavi, 30% to e-centives
                  Omega: 50:50

ITALY:

First year:
         License Fee (ISF): $300,000
         Revenue Share (commissions and qualified referrals):
                  Omega: 50:50

Second and third years:
         License Fee (ISF): $200,000
         Revenue Share (commissions and qualified referrals):
                  Product Finder and Merchandiser: 70:30
                  I.E., 70% to Vizzavi, 30% to e-centives
                  Omega: 50:50

PORTUGAL:

First year
         License Fee (ISF): $350,000
         Revenue Share (commissions and qualified referrals):
                  Omega: 50:50

Second and third years:
         License Fee (ISF): $275,000
         Revenue Share (commissions and qualified referrals):
                  Product Finder and Merchandiser: 70:30
                  I.E., 70% to Vizzavi, 30% to e-centives
                  Omega: 50:50

GREECE:

First year:
         License Fee (ISF): $400,000
         Revenue Share (commissions and qualified referrals):
                  Omega: 50:50

Second and third years:
         License Fee (ISF): $275,000
         Revenue Share (commissions and qualified referrals)
                  Product Finder and Merchandiser: 70:30
                  I.E., 70% to Vizzavi, 30% to e-centives
                  Omega: 50:50

                                   SCHEDULE 2

The following prices are guaranteed only until December 31, 2001 in the case of the United Kingdom, and March 31, 2002 in France. The parties acknowledge that in all other respects the terms upon which Product SpotLight may be provided by e-centives to Vizzavi are subject to the prior written agreement of the parties. Vizzavi shall not be obliged to purchase e-centives Product SpotLight product.

The following fees are for a six (6) month license of Product SpotLight.

                  SPOTLIGHT PRICING:
            Monthly         Price Per               Base
   Mailing Quantity  Additional email      Monthly Price

            250,000            $0.060            $15,000
            500,000            $0.045            $22,500
          1,000,000            $0.035            $35,000
          2,000,000            $0.030            $60,000
          3,000,000            $0.025            $75,000
          4,000,000            $0.021            $84,000
          5,000,000            $0.018            $90,000
         10,000,000       Bid Pricing
                  >       Bid Pricing

                  BASE SERVICES:

     o    SET-UP FEE: $15,000 (one-off payment per country)
          10.
     o MINIMUM MONTHLY CHARGE (AS SPECIFIED ABOVE): $15,000 (excluding the set-up fee)
          11.
     o REGISTRATION PAGE HOSTING ($4,000 per month). e-centives will host the clients registration page: this means that the members will be able to create/update their profile using an intuitive web-based interface. 12.
     o ADDITIONAL REVISIONS TO TEMPLATE: Bid pricing, depending on the complexity of the data or task.
          13.
          14.

                                  ATTACHMENT E

                             SERVICE LEVEL AGREEMENT

14.2

                                  ATTACHMENT F

                                MERCHANT TARGETS